EXHIBIT 99.2 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THIS Form 8-K includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this Form 8-K which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future acquisitions (including the amount and nature thereof), business strategy, expansion and growth of the Company's business and operations and other such matters are forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by or on behalf of the Company. These factors are set forth under the caption "Investment Considerations" appearing in the Company's annual report on Form 10-K for the year ended March 31, 1998, as the same may be amended from time to time. Some of the factors which could affect the Company's performance include, among other things: the effects of leverage on the Company, immediate and future capital requirements, risk of dilution to existing shareholders, potential inability to control growth or to successfully integrate acquired businesses, limited operating history, cyclicality of the metals recycling industry, potential inability to complete pending acquisitions, commodity price fluctuations, compliance with environmental, health and safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration in relations with labor unions, control by principal stockholders and dependence on key management, dependence on suppliers of scrap metals, concentration of customer risk, competition in the scrap metals industry, availability of scrap alternatives, stock market volatility and year 2000 compliance.

     The purposes of the following discussion is to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including changes arising from recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's results of operations. This discussion should be read in conjunction with the consolidated financial statements and notes thereto.

     GENERAL OVERVIEW

     Metal Management is one of the largest and fastest-growing full service metals recyclers in the United States, with 54 recycling facilities in 12 states. The Company is a leading consolidator in the metals recycling industry and has achieved this position primarily through the implementation of its national strategy of completing and integrating regional acquisitions. The Company believes that its consolidation strategy will enhance the competitive position and profitability of the operations that it acquires through improved managerial and financial resources and increased economies of scale.

     Metal Management is primarily engaged in the collection and processing of ferrous and non-ferrous metals for resale to metals brokers, steel producers, and producers and processors of other metals. The Company collects industrial scrap and obsolete scrap, processes it into reusable forms, and supplies the recycled metals to its customers, including mini-mills, integrated steel mills, foundries and metals brokers. The Company believes that it provides on of the most comprehensive offerings of both ferrous and non-ferrous scrap metals in the industry. The Company's ferrous products primarily include shredded, sheared, hot briquetted, cold briquetted and bundled scrap and broken furnace iron. The Company also processes non-ferrous metals, including aluminum, copper, stainless steel, brass, titanium and high-temperature alloys, using similar techniques and through application of the Company's proprietary technologies. For the year ended March 31, 1998, the Company sold approximately 3.1 million tons of ferrous scrap and approximately 400.2 million pounds of non-ferrous scrap.

     The Company's predecessor was incorporated on September 24, 1981, as a California corporation under the name General Parametrics Corporation, and was re-incorporated as a Delaware corporation in June 1986 under the same name. Prior to April 1996, the Company manufactured and marketed color thermal and dye sublimation printers and related consumables, including ribbons, transparencies and paper. The Company sold this business in two separate transactions in July and December 1996 for $1.3 million in cash and future royalty streams which the Company does not anticipate will result in material payments to the Company. On April 12, 1996, the Company changed its name to "Metal Management, Inc."

     The Company's common stock, par value $.01 per share ("Common Stock"), is traded on the NASDAQ Stock Market under the trading symbol "MTLM". The Company's principal executive offices are located at 500 North Dearborn Street, Suite 405, Chicago, Illinois 60610, and its telephone number is (312) 645-0700.

     On May 28, 1998, a wholly owned subsidiary of the Company merged with R&P Holdings, Inc., the parent of Charles Bluestone Company and R&P Real
Estate, Inc. of Pittsburgh, Pennsylvania (collectively, "Bluestone"), through a tax-free stock-for-stock exchange. The merger was accounted for as a pooling-of-interests under Accounting Principles Board (APB) No. 16, "Business Combinations." All information set forth below has been restated to include the historical information of Bluestone and the Company on a pooled basis.

     Set forth below is a table identifying the recycling operations acquired by the Company from April 1996 through June 23, 1998:


                                                                 LOCATION OF
                                                            PRINCIPAL PROCESSING               DATE OF
                  NAME                                          FACILITIES                   ACQUISITION
-------------------------------------------------------------------------------------------------------------
Metal Management Arizona, Inc. (formerly EMCO Recycling  Phoenix, Arizona                   April 1996
  Corp. "EMCO") ("MTLM Arizona")

California Metals Recycling, Inc., Firma, Inc.           Los Angeles County , California    January 1997
  Firma Plastic Co. Inc., MacLeod Metals Co and
  Trojan Trading Co. (collectively, "MacLeod")

HouTex Metals Company, Inc.  ("HouTex")                  Houston, Texas                     January 1997

Reserve Iron & Metal Limited                             Cleveland, Ohio                    May 1997
  Partnership ("Reserve") (1)                            Chicago, Illinois
                                                         Attalla, Alabama

Briquetting Corporation of America, Ferrex Trading       Bryan, Ohio                        June 1997
  Corporation, The Isaac Corporation and Paulding        Cleveland, Ohio
  Recycling, Inc. (collectively, "Isaac")                Dayton, Ohio
                                                         Defiance, Ohio

Proler Southwest Inc. and Proler Steelworks L.L.C.       Houston, Texas                     August 1997
  (collectively, "Proler")                               Jackson, Mississippi

Cozzi Iron & Metal, Inc. ("Cozzi") (2)                   Chicago, Illinois                  December 1997
                                                         East Chicago, Indiana
                                                         Pittsburgh, Pennsylvania
                                                         Memphis, Tennessee

Kankakee Scrap Corporation                               Kankakee, Illinois                 December 1997

Houston Compressed Steel Corp.                           Houston, Texas                     January 1998

Aerospace Metals, Inc. ("Aerospace")                     Hartford, Connecticut              January 1998

Salt River Recycling L.L.C. (3)                          Phoenix, Arizona                   January 1998

Accurate Iron & Metal Co. (4)                            Franklin Park, Illinois            February 1998

Superior Forge, Inc. ("Superior")                        Huntington Beach, California       March 1998

Ellis Metals, Inc.                                       Tucson, Arizona                    March 1998

Midwest Industrial Metals Corp.  (4)                     Chicago, Illinois                  April 1998

138 Scrap, Inc. and Katrick, Inc.                        Riverdale, Illinois                May 1998

R&P Holdings, Inc., Charles Bluestone Company,           Elizabeth, Pennsylvania            May 1998
and R&P Real Estate, Inc. (5)
                                                         Sharon, Pennsylvania

Goldin Industries, Inc., Goldin Industries               Gulfport, Mississippi              June 1998
  Louisiana, Inc. and Goldin of Alabama, Inc. (6)        Mobile, Alabama
  (collectively, "Goldin")                              Harvey, Louisiana

Newell Recycling of Denver, Inc. and                     Denver, Colorado                   June 1998
  Newell Recycling of Utah, L.L.C. (7)                   Colorado Springs, Colorado
---------------------------------------

(1) The Attalla, Alabama recycling facility is operated through a joint venture in which the Company's subsidiary, Reserve, holds a 50% interest.

(2) The Memphis, Tennessee recycling facility is operated through a joint venture in which the Company's subsidiary, Cozzi, holds a 50% interest.

(3) At the time it was acquired by the Company, Cozzi held a 50% joint venture interest in Salt River.

(4) The Company purchased substantially all of the assets of Accurate Iron & Metal Co. and certain of the assets of Midwest Industrial Metals Corp., both of which have been integrated into the Company's Cozzi operations.

(5) The Sharon, Pennsylvania recycling facility is operated through a joint venture in which the Company's subsidiary, Bluestone, holds a 50% interest.

(6) A new subsidiary, Metal Management Gulf Coast, Inc. was formed with which the Company purchased substantially all of the scrap metal assets of Goldin.

(7) A new subsidiary, Newell Recycling West, Inc. was formed and merged with Newell Recycling of Denver, Inc. (with Newell Recycling West, Inc. surviving the merger). Concurrently therewith, Newell Recycling
     West, Inc. purchased substantially all of the scrap metal assets of Newell Recycling of Utah, L.L.C.

     The Company's revenues consist primarily of revenues derived from the sale and brokerage of scrap metals. The Company recognizes revenues from processed product sales at the time of shipment. Revenues related to brokerage sales are generally recognized upon receipt of the material by the customer.

     Cost of sales consists primarily of the cost of metals sold, direct and indirect labor and related taxes and benefits, repairs and maintenance, and freight.

     General and administrative expenses include management salaries, clerical and administrative costs, professional services, facility rentals and related insurance and utility costs, as well as costs related to the Company's marketing and business development activities.

     Non-recurring expenses include costs recognized during December 1997 that were principally non-cash and which were incurred with respect to write-offs of certain of its investments in EMCO Recycling, severance benefits for a former officer, and the cost of certain compensatory warrants which were issued on December 1, 1997.

     Other income and expense consists principally of interest income, gains or losses on the sale of fixed assets, and income and losses from joint ventures which represent an allocation of income and losses attributable to investments made by the Company in three joint ventures. These joint ventures are accounted for under the equity method of accounting.

  YEAR ENDED MARCH 31, 1998 COMPARED TO YEAR ENDED MARCH 31, 1997

     Consolidated net sales for the years ended March 31, 1998 ("Fiscal 1998") and 1997 ("Fiscal 1997") in broad product categories were as follows
(in thousands):


                                           3/31/98 (Fiscal 1998)                      3/31/97 (Fiscal 1997)
                                -----------------------------------------        ---------------------------------
COMMODITY                            WEIGHT         NET SALES       %             WEIGHT       NET SALES       %
---------                            ------         ---------      --             ------       ---------       --
Ferrous metals (tons)                 2,127       $    266,422    46.7               152     $     20,774     14.6
Non-ferrous metals (lbs)            331,414            166,538    29.3           200,618          105,699     74.5
Brokerage - ferrous (tons)              952            113,039    19.8                 0                0      0.0
Brokerage - non ferrous(lbs)         68,754             21,872     3.8            51,675           14,408     10.2
Other                                  -                 2,164     0.4             -                  949      0.7
                                                 -------------    ----                      -------------  -------
                                                 $     570,035    100%                      $     141,830      100%
                                                 =============    ====                      =============  =======

     Consolidated net sales for the year ended March 31, 1998 were $570.0 million compared with consolidated net sales of $141.8 million for the year ended March 31, 1997. The significant increase in consolidated net sales was principally due to the inclusion of the net sales of the companies acquired by Metal Management during the year ended March 31, 1998.

     Ferrous sales of processed materials represented 46.7% of consolidated net sales for the year ended March 31, 1998 compared to 14.6% of consolidated net sales for the year ended March 31, 1997. The significant increase in ferrous sales, both in tons sold and as a percentage of consolidated net sales, was due primarily to the inclusion of ferrous sales of HouTex, Reserve, Isaac, Proler and Cozzi, each of which is primarily engaged in the sale of ferrous metals.

     Non-ferrous sales of processed materials represented 29.3% of consolidated net sales for the year ended March 31, 1998 compared to 74.5% of consolidated net sales for the year ended March 31, 1997. The decrease in percentage of non-ferrous sales was due to the acquisitions of HouTex, Reserve, Isaac, Proler and Cozzi, which primarily sell ferrous metals. The increase in pounds of non-ferrous metals sold was due to the inclusion of non-ferrous sales of MacLeod and Aerospace, which are primarily engaged in the sale of non-ferrous metals.

     Brokerage ferrous sales represented 19.8% of consolidated net sales for the year ended March 31, 1998. The Company did not have any brokerage ferrous sales for the year ended March 31, 1997. Brokerage ferrous sales are mainly generated by Reserve, Isaac and Cozzi, each of which was acquired during the year ended March 31, 1998.

    Brokerage non-ferrous sales represented 3.8% of consolidated net sales for the year ended March 31, 1998 compared to 10.2% of consolidated net sales for the year ended March 31, 1997. The increase in pounds and dollars of brokerage non-ferrous sales is due to the acquisitions of Isaac and Aerospace, each of which was acquired during the year ended March 31, 1998.

     Consolidated gross profit was $52.1 million (9.1% of consolidated net sales) for the year ended March 31, 1998 compared with consolidated gross profit of $11.4 million (8.0% of consolidated net sales) for the year ended March 31, 1997. The price of scrap metal is affected by regional and seasonal variations. Furthermore, prices for scrap metal are also impacted by broad and global cyclical movements and as such equilibrates supply and demand.

     Consolidated general and administrative expenses were $28.2 million (4.9% of consolidated net sales) for the year ended March 31, 1998 compared with $10.4 million (7.3% of consolidated net sales) for the year ended March 31, 1997. The increase in general and administrative expenses primarily reflects the inclusion of a full year of administrative expenses for those operations acquired during the year ended March 31, 1997 and the inclusion of a partial year of administrative expenses for the operations acquired by the Company during the year ended March 31, 1998. Corporate overhead also increased due to additions in corporate staff and corporate expenses (i.e. legal, audit, travel, etc.) to support the acquisition strategy the Company is pursuing. The reduction in general and administrative expenses as a percent of consolidated net sales reflects the large scale of operations at Reserve, Isaac and Cozzi that provides for more efficient allocation of administrative expenses.

     Depreciation and amortization expense was $10.3 million (1.8% of consolidated net sales) for the year ended March 31, 1998 compared with $2.5 million (1.8% of consolidated net sales) for the year ended March 31, 1997. The increase was attributed to the inclusion of goodwill amortization and depreciation of fixed assets of those operations acquired by the Company since the year ended March 31, 1997.

     During the year ended March 31, 1998, the Company recorded the following non-recurring pre-tax charges, totaling $33.7 million (5.9% of consolidated net sales) (in thousands):

Non-cash warrant compensation expense                         $        19,050
Severance and other termination benefits                                2,814
EMCO Recycling Shut-down                                               11,846
                                                              ---------------
                                                              $        33,710
                                                              ===============

     See Note 5 to the Consolidated Financial Statements included in Exhibit
99.1.

     Interest expense was $10.0 million (1.8% of consolidated net sales) for the year ended March 31, 1998 compared to $2.3 million (1.6% of consolidated net sales) for the year ended March 31, 1997. This increase was due to the issuance of notes to sellers and the incurrence and/or assumption of debt associated with the acquisitions completed since the year ended March 31, 1997.

     Net loss from continuing operations, after preferred stock dividends and accretion, was $35.9 million ($1.73 per share) for the year ended March 31, 1998 compared to a net loss of $2.1 million ($0.21 per share) for the year ended March 31, 1997. The increase in the net loss was primarily attributable to the non-recurring charges recorded by the Company in the third quarter of the year ended March 31, 1998. Net loss from continuing operations excluding the non-recurring charges and the one-time non-cash dividend charge was $0.3 million ($0.02 per share) for the year ended March 31, 1998.

     Income from discontinued operations was $0.2 million ($0.01 per share) for the year ended March 31, 1998 compared to $0.8 million ($0.09 per share) for the year ended March 31, 1997. Income during the current fiscal year mainly reflects the royalty income recognized by the Company from the sale of its discontinued operations, net of certain expenses paid. Prior year results reflect three months of operations of the discontinued businesses as well as the gain on sale of the discontinued operations.

     Income tax benefit for the year ended March 31, 1998 was $0.5 million (0.1% of consolidated net sales), which yields an effective tax rate of 1.8%. The effective tax rate differs from the statutory rate primarily due to the permanent differences represented by non-deductible goodwill amortization and certain non-deductible, non-recurring expenses.

YEAR ENDED MARCH 31, 1997 COMPARED TO FIVE MONTHS ENDED MARCH 31, 1996

     Consolidated net sales for the year ended March 31, 1997 and the five months ended March 31, 1996 ("Fiscal 1996") in broad product categories were as follows (in thousands):


                       3/31/97 (Fiscal 1997)        3/31/96 (Fiscal 1996)
                       ---------------------        --------------------
COMMODITY                NET SALES       %           NET SALES        %
---------                ---------       --          ---------        -
Ferrous metals         $      20,774    14.6        $         17     0.1
Non-ferrous metals           105,699    74.5              27,865    76.6
Brokerage                     14,408    10.2               8,484    23.3
Other                            949     0.7                   0     0.0
                       -------------    ----        ------------    ----
                       $     141,830     100%       $     36,366     100%
                       =============    ====        ============    ====

     Consolidated net sales for the year ended March 31, 1997 were $141.8 million compared with consolidated net sales of $36.4 million for the five months ended March 31, 1996. The increase in consolidated net sales was due to only five months of activity in fiscal 1996 versus twelve months of activity in fiscal 1997. Consolidated net sales also increased due to the acquisitions of EMCO, MacLeod and HouTex during fiscal 1997.

     Ferrous sales of processed materials represented 14.6% of consolidated net sales for the year ended March 31, 1997 compared to 0.1% of consolidated net sales for the five months ended March 31, 1996. The increase in ferrous sales was due to the acquisitions of EMCO and HouTex during fiscal 1997.

     Non-ferrous sales of processed materials represented 74.5% of consolidated net sales for the year ended March 31, 1997 compared to 76.6% of consolidated net sales for the five months ended March 31, 1996. Non-ferrous sales decreased as a percentage of consolidated net sales due to the acquisitions of EMCO and HouTex during fiscal 1997.

    Brokerage non-ferrous sales represented 10.2% of consolidated net sales for the year ended March 31, 1997 compared to 23.3% of consolidated net sales for the five months ended March 31, 1996. The decrease in brokerage non-ferrous sales as a percentage of consolidated net sales was due to the acquisitions completed during fiscal 1997.

     Consolidated gross profit was $11.4 million (8.0% of consolidated net sales) for the year ended March 31, 1997 compared with consolidated gross profit of $1.5 million (4.0% of consolidated net sales) for the five months ended March 31, 1996. The price of scrap metal is affected by regional and seasonal variations. Furthermore, prices for scrap metal are also impacted by broad and global cyclical movements and as such equilibrates supply and demand.

     Consolidated general and administrative expenses were $10.4 million (7.3% of consolidated net sales) for the year ended March 31, 1997 compared with $2.3 million (6.4% of consolidated net sales) for the five months ended March 31, 1996. The increase in general and administrative expenses was a result of the acquisitions of EMCO, MacLeod and HouTex during fiscal 1997.

     Depreciation and amortization expense was $2.5 million (1.8% of consolidated net sales) for the year ended March 31, 1997 compared with $0.1 million (0.3% of consolidated net sales) for the five months ended March 31, 1996. The increase was attributed to the inclusion of goodwill amortization and depreciation of fixed assets of those operations acquired by the Company during fiscal 1997.

     Income from joint ventures was $0.4 million (0.3% of consolidated net sales) for the year ended March 31, 1997 compared with a loss from joint ventures of $0.4 million (1.0% of consolidated net sales) for the five months ended March 31, 1996.

     Interest expense was $2.3 million (1.6% of consolidated net sales) for the year ended March 31, 1997, versus $0.5 million (1.4% of consolidated net sales) for the five months ended March 31, 1996. The increase in interest expense was due to the issuance of notes to sellers and the incurrence and/or assumption of debt associated with the acquisitions completed during fiscal 1997.

     Net loss from continuing operations was $2.1 million ($0.21 per share) for the year ended March 31, 1997 compared to a net loss of $0.9 million (0.15 per share) for the five months ended March 31, 1996.

     Income from discontinued operations was $0.8 million ($0.09 per share) for the year ended March 31, 1997 compared to $0.0 million ($0.00 per share) for the five months ended March 31, 1996. Income during fiscal 1997 reflects three months of operations of the discontinued businesses as well as the gain on the sale of the discontinued operations.

     Income tax benefit for the year ended March 31, 1997 was $0.9 million (0.6% of consolidated net sales), which yields an effective tax rate of 30%. The effective tax rate differs from the statutory rate primarily due to the permanent difference represented by non-deductible goodwill.

FIVE MONTHS ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED OCTOBER 31, 1995

     Consolidated net sales for the five months ended March 31, 1996 and the year ended October 31, 1995 ("Fiscal 1995") in broad product categories were as follows (in thousands):


                       3/31/96 (Fiscal 1996)      10/31/95 (Fiscal 1995)
                      ----------------------      ---------------------
COMMODITY                NET SALES        %          NET SALES       %
---------                ---------       --          ---------       -
Ferrous metals        $          17      0.1       $         25     0.1
Non-ferrous metals           27,865     76.6             90,516    80.3
Brokerage                     8,484     23.3             22,234    19.6
                      -------------     ----       ------------    ----
                      $      36,366      100%      $    112,775     100%
                      =============     ====       ============    ====


     Consolidated net sales for the five months ended March 31, 1996 were $36.4 million compared with consolidated net sales of $112.8 million for the year ended October 31, 1995. The decrease in consolidated net sales is principally due to the results for fiscal 1996 reflecting five months of activity versus twelve months of activity in fiscal 1995.

     Non-ferrous sales of processed materials represented 76.6% of consolidated net sales for the five months ended March 31, 1996 compared to 80.3% of consolidated net sales for the year ended October 31, 1995. The decrease in sales in fiscal 1996 was due to seasonality and cyclical factors affecting the industry.

     Brokerage sales represented 23.3% of consolidated net sales for the five months ended March 31, 1996 compared to 19.6% of consolidated net sales for the year ended October 31, 1995. The increase in brokerage sales as a percent of consolidated net sales was due to expansion of the Company's brokerage operations.

     Consolidated gross profit was $1.5 million (4.0% of consolidated net sales) for the five months ended March 31, 1996 compared with consolidated gross profit of $7.8 million (6.9% of consolidated net sales) for the year ended October 31, 1995. The decrease in consolidated gross profit margin in Fiscal 1996 was due to the decline in consolidated net sales. The five month period ended March 31, 1996 reflects seasonal variations and slowness in the business (December through February).

     Consolidated general and administrative expenses were $2.3 million (6.4% of consolidated net sales) for the five months ended March 31, 1996 compared with $6.3 million (5.6% of consolidated net sales) for the year ended October 31, 1995. The increase in consolidated general & administrative expenses as a percentage of consolidated net sales was mainly due to a lower revenues in Fiscal 1996 as well as the recognition of certain administrative expenses.

     Depreciation and amortization expense was $0.1 million (0.3% of consolidated net sales) for the five months ended March 31, 1996 compared with $0.2 million (0.1% of consolidated net sales) for the year ended October 31, 1995.

     Loss from joint ventures was $0.4 million (0.1% of consolidated net sales) for the five months ended March 31, 1996 compared with income from joint ventures of $1.0 million (1.0% of consolidated net sales) for the year ended October 31, 1995. The Company's joint venture experienced a loss in fiscal 1996 due to declining prices and weakening market conditions. The period in Fiscal 1996 reflects seasonal variations and slowness in the joint venture's business.

     Interest expense was $0.5 million (1.4% of consolidated net sales) for the five months ended March 31, 1996, versus $1.2 million (1.1% of consolidated net sales) for the year ended October 31, 1995.

     Net loss from continuing operations was $0.9 million ($0.15 per share) for the five months ended March 31, 1996 compared to net income from continuing operations of $1.1 million ($0.18 per share) for the year ended October 31, 1995.

     Income from discontinued operations was $0.0 million ($0.00 per share) for the five months ended March 31, 1996 compared to a loss of $2.7 million ($0.44 per share) for the year ended October 31, 1995. Fiscal 1995 results reflect one time charges of $2.2 million relating to restructuring of the color printer business and the discontinuance of a portion of the electronic presentation business. The results for fiscal 1995 were impacted by lower shipments of the Company's products due to competitive pressures in the market. This was slightly offset by lower operating expenses as a result of planned reductions in payroll and related expenditures as well as less time and costs spent by the Company on research and development.

     Income tax benefit for the five months ended March 31, 1996 was $0.6 million (1.8% of consolidated net sales), which yields an effective tax rate of 40.6%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company will continue to pursue acquisitions in the scrap metal recycling industry and anticipates financing these acquisitions through a combination of cash and the issuance of debt and equity. The Company will require substantial capital to fund future acquisitions and current operations. There can be no assurance that any additional financing will be available on terms acceptable to the Company, if at all.

  Cash Flows from Continuing Operations

     The Company generated $2.0 million of cash flows from continuing operations during the year ended March 31, 1998 compared with cash outflows of $1.7 million during the year ended March 31, 1997. The increase mainly reflects cash flows generated from operations acquired during the year ended March 31, 1998.

  Cash Flows from Investing Activities

     The Company made capital expenditures of approximately $7.6 million during the year ended March 31, 1998, compared with capital expenditures of $3.3 million during the year ended March 31, 1997. The Company utilized cash of approximately $43.9 million to complete the acquisitions of, and transaction costs related to, the operations acquired by the Company during the year ended March 31, 1998. Management anticipates continuing to make acquisitions, make capital expenditures for new equipment, and upgrade and expand existing equipment and facilities. The Company expects that these expenditures may increase in the future due to the internal and external growth of the Company.

  Cash Flows from Financing Activities

     During the year ended March 31, 1998, the Company issued 3,495,588 shares of restricted Common Stock and warrants to purchase 600,000 shares of Common Stock in two private offerings which aggregated $39.7 million and received proceeds from the issuance of 45,000 shares of Series A Preferred Stock and Series B Preferred Stock which aggregated $42.8 million (collectively, the "Private Placements"). The proceeds from the Private Placements were used to fund purchase consideration with respect to acquisitions, repay debt and provide working capital. The Company anticipates growing through acquisitions and will require additional debt or equity to fund its potential and future acquisitions.

  Cash Flows from Discontinued Operations

     The Company's cash flows from discontinued operations for the year ended March 31, 1998 reflects royalty income recognized from the sale of the assets of the discontinued operations, net of expenses paid. Cash flows during the year ended March 31, 1997 reflect the cash generated by the discontinued operations as well as the proceeds related to the sale of the discontinued operations.

FINANCIAL CONDITION

     The Company's principal sources of cash are its existing cash and cash equivalents balances, collection of accounts receivable and proceeds from lines of credit and other borrowings. At March 31, 1998, the Company had $4.5 million in cash and cash equivalents, compared with cash and cash equivalents of $5.8 million at March 31, 1997.

  Significant Transactions

     During the year ended March 31, 1998, the Company completed certain significant debt and equity transactions. The Company raised approximately $39.7 million from the issuance of restricted Common Stock and raised approximately $42.8 million from the issuance of convertible preferred stock. The

Company utilized a portion of the cash to pay approximately $36.0 million of notes which were issued in connection with certain acquisitions, to pay a $6.5 million term loan and to fund $33.8 million of the cash portion of the purchase price for certain acquisitions.

  Cash Requirements for Maturing Debt Obligations

     In connection with the acquisition of Isaac, the Company issued and assumed notes payable. The notes require quarterly interest payments and require principal payments of $10.8 million on February 15, 1999 and $10.8 million on February 15, 2000.

  Cash Requirements for Pending Acquisitions

     The Company expects that the cash component of purchase price for Pending Acquisitions, if all such acquisitions are completed, will be $155.1 million.

  Working Capital Availability and Requirements

     Accounts receivable balances increased from $27.0 million at March 31, 1997 to $122.4 million at March 31, 1998, primarily as a result of the inclusion of the accounts receivable of the operations acquired by the Company since March 31, 1997. Accounts payable increased from $13.1 million at March 31, 1997 to $66.8 million at March 31, 1998, primarily as a result of such acquisitions.

     Inventory levels can vary significantly among the Company's subsidiaries. Inventory on hand at March 31, 1998 and March 31, 1997, respectively, consisted of the following categories and amounts (in thousands):

                                                     1998               1997
                                                     ----               ----
Ferrous metals                                  $      35,934      $       2,707
Non-ferrous metals                                     25,222              9,747
Other                                                     786                954
                                                -------------      -------------
                                                $      61,942      $      13,408
                                                =============      =============

     The increase in the value of inventory is primarily due to the inclusion of the inventories of Reserve, Isaac, Aerospace and Cozzi, all of which were acquired during the year ended March 31, 1998.

     The Company expects to make substantial investments in additional equipment and property for expansion, for replacement of assets, and in connection with future acquisitions.

     At March 31, 1998, the Company and its wholly-owned subsidiaries had outstanding borrowings with commercial lenders under various short-term revolving lines of credit in the aggregate principal amount of $58.5 million. The facilities provided for revolving credit at interest rates that range from 8.5% to 16.5%.

     On March 31, 1998, the Company and its subsidiaries entered into a credit facility (the "Senior Credit Facility") with BT Commercial Corporation, as agent for the lenders (the "Agent"), and certain commercial lending institutions providing for a revolving credit and letter of credit facility of $200.0 million. On June 19, 1998, the Senior Credit Facility was amended to increase the facility to $250.0 million. The Senior Credit Facility matures on March 31, 2001. The Senior Credit Facility bears interest at a floating rate per annum equal to (at the Company's option): (i) 1.75% over LIBOR or (ii) 0.5% over Bankers Trust Company's prime rate as in effect from time to time. The Senior Credit Facility is available for working capital and general corporate purposes, including acquisitions. The Company and its subsidiaries are required under the Senior Credit Facility to pay the Agent and the lenders certain fees and expenses which include an unused line fee on a monthly basis. The obligations of the Company and its subsidiaries under the Senior Credit Facility are secured by a security interest in substantially all of the assets and properties of the Company and its subsidiaries. Availability of loans and letters of credit under the Senior Credit

Facility is generally limited to a borrowing base constituted of 85% of eligible accounts receivable, 70% of eligible inventory and a fixed asset sublimit ($55.6 million as of June 23, 1998) that amortizes on a quarterly basis.

     On April 1, 1998, the Company made borrowings of $106.8 million under the Senior Credit Facility to: (i) repay outstanding secured debt of approximately $96.5 million; (ii) buyout operating leases of approximately $9.3 million; and
(iii) pay prepayment penalties of approximately $1.0 million, leaving the Company with approximately $17.3 million available under the Senior Credit Facility as of such date. Borrowings outstanding under the Senior Credit Facility as of April 1, 1998 bore interest at 9.0%.

     On May 13, 1998, the Company sold, in a Rule 144A private offering and pursuant to Regulation S under the Securities Act of 1933, as amended, $180 million of senior subordinated notes (the "Notes"). The Notes mature on May 15, 2008 and bear interest at the rate of 10% per annum. The proceeds of the offering were used in part to repay indebtedness of the Company, with the remainder used for acquisitions and general corporate purposes.

     The weighted average interest rate on the borrowings outstanding under the Company's working capital lines of credit at March 31, 1998 was 9.5%. Average borrowings under the various working capital lines of credit during fiscal 1998 were approximately $28.5 million. During fiscal 1998, amounts outstanding under the various working capital lines of credit ranged from $18.0 million to $57.6 million.

YEAR 2000 LIABILITY

     The Company is in the process of reviewing its existing computer software systems, and in connection with that process is analyzing whether or not the Company faces a "Year 2000" problem, a problem that is expected to arise with respect to computer programs that use only two digits to identify a year in the date field, and which were designed and developed without considering the impact of the upcoming change in the century. Although the Company has not yet made a final determination as to whether the various computer systems at its operations will give rise to a "Year 2000" problem, the Company believes that any such problem, if it arises in the future, should not be material to the Company's operations.